Exhibit 99.1

First National Corporation Reports Third Quarter 2024 Financial Results

STRASBURG, Va., November 1, 2024 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), reported unaudited consolidated net income of $2.2 million and basic and diluted earnings per common share of $0.36 for the third quarter of 2024 and adjusted net income(1) of $2.4 million and adjusted basic and diluted earnings per common share(1) of $0.39.

(Dollars in thousands, except earnings per share)	Three Months Ended
	Sept 30, 2024	Jun 30, 2024	Sept 30, 2023
Net income	$2,248	$2,442	$3,121
Basic and diluted earnings per share	$0.36	$0.39	$0.50
Return on average assets	0.62%	0.68%	0.91%
Return on average equity	7.28%	8.31%	10.96%

Non-GAAP Measures:
Adjusted net income (1)	$2,448	$3,008	$3,121
Adjusted basic and diluted earnings per share (1)	$0.39	$0.48	$0.50
Adjusted return on average assets (1)	0.67%	0.84%	0.91%
Adjusted return on average equity (1)	7.93%	10.23%	10.96%
Adjusted pre-provision, pre-tax earnings (1)	$4,712	$4,092	$3,952
Adjusted pre-provision, pre-tax return on average assets (1)	1.29%	1.14%	1.16%
Net interest margin (1)	3.43%	3.40%	3.35%
Efficiency ratio (1)	67.95%	70.65%	70.67%

*See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliations” for additional information and detailed calculations of adjustments.

“During the third quarter the company saw continued improvement in net interest margin thanks to proactive deposit pricing boosted by sticky noninterest-bearing deposits continuing to represent 31% of total deposits,” said Scott C. Harvard, President and CEO. “We also benefited from a 16% increase in ATM and check card fees and an 8% increase in wealth management fees in the quarter. During the quarter, loans acquired from third party lenders continued to be a drag on what otherwise was excellent financial performance, with an adjusted pre-provision, pre-tax return on average assets of 1.29% for the period. We continue to be excited about the recent acquisition of Touchstone Bankshares, Inc., which closed on October 1, and look forward to integrating our two companies and building value for our shareholders.”

Third QUARTER HIGHLIGHTS

Key highlights of the three months ending September 30, 2024, are as follows. Comparisons are to the three-month period ending June 30, 2024, unless otherwise stated:

●	Net interest margin(1) continued to improve to 3.43%
●	Loan balances increased by 2%, annualized
●	Noninterest-bearing deposits were stable at 31% of total deposits
●	Noninterest income increased by 19%
●	Adjusted ROA and ROE(1) of 0.67% and 7.93% respectively
●	Tangible book value per share(1) increased to $19.37 from $17.38 one year ago

MERGER WITH TOUCHSTONE BANKSHARES, INC.

The Company completed the acquisition of Touchstone Bankshares, Inc. (“Touchstone”) with and into the Company, effective October 1, 2024 (the “Merger”). Immediately following the Merger, Touchstone Bank, the wholly owned subsidiary of Touchstone, was merged with and into First Bank. Pursuant to the previously announced terms of the Merger, each outstanding share of Touchstone common stock and preferred stock (on an as-converted, one-for-one basis, which shares of preferred stock converted automatically to common stock at the effective time of the Merger) received 0.8122 shares of the Company’s common stock.

Following the Merger, the former branches of Touchstone Bank assumed in the Merger continued to operate in Virginia as Touchstone Bank, a division of First Bank, and, in North Carolina, as Touchstone Bank, a division of First Bank, Strasburg, Virginia, until the systems integration is completed in February 2025. With the addition of Touchstone, the Company would have had approximately $2.1 billion in assets, $1.5 billion in loans and $1.8 billion in deposits on a combined pro-forma basis as of September 30, 2024. The combined company delivers banking services through thirty-three branch offices in Virginia and North Carolina and three loan production offices, in addition to its full complement of online banking services. During the third quarter of 2024, the Company incurred pre-tax merger costs of approximately $219 thousand related to the Merger. Effective October 1, 2024, common stock outstanding of First National Corporation totaled 8,970,345.

NET INTEREST INCOME

Net interest income increased $255 thousand, or 2%, to $11.7 million for the third quarter of 2024 compared to the second quarter of 2024. Total interest income increased by $389 thousand, or 2%, and was partially offset by a $134 thousand, or 2%, increase in total interest expense. The net interest margin(1) increased to 3.43%, up from 3.40% for the second quarter.

The $389 thousand increase in total interest income was attributable to a $475 thousand increase in interest and fees on loans, which was partially offset by a $43 thousand decrease in interest income on securities and a $41 thousand decrease in interest on deposits in banks. The increase in interest and fees on loans was attributable to a 9-basis point increase in the yield on the loan portfolio and a $9.2 million increase in the average balance of loans. The decrease in interest income on deposits in other banks was attributable to a $2.9 million decrease in average balances. The decrease in interest income on securities was attributable to a $1.7 million decrease in the average balance of total securities and an 8-basis point decrease in yield. The yield on total earning assets increased to 5.08% from 5.03% in the second quarter.

The $134 thousand increase in total interest expense was primarily attributable to a $138 thousand increase in interest expense on deposits. The increase in interest expense on deposits resulted from a $933 thousand increase in the average balance of interest-bearing deposits and a 4-basis point increase in cost. The total cost of funds was 1.72% for the third quarter of 2024, which was a 3-basis point increase compared to the second quarter of 2024.

NONINTEREST INCOME

Noninterest income totaled $3.2 million for the third quarter of 2024, which was a $517 thousand, or 19%, increase from the second quarter of 2024 and was attributable to increases in all income categories. ATM and check card fees and fees for other customer services increased $125 thousand and $98 thousand, respectively. There were also increases in wealth management fees, service charges on deposit accounts, and brokered mortgage fees of $73 thousand, $63 thousand, and $60 thousand, respectively.

NONINTEREST EXPENSE

Noninterest expense totaled $10.5 million for the third quarter of 2024, which was a decrease of $200 thousand, or 2%, compared to the second quarter of 2024. The decrease was primarily attributable to a $528 thousand decrease in legal and professional fees, which was a result of lower merger-related expenses in the third quarter compared to the prior period. Merger expenses totaled $219 thousand for the third quarter of 2024 compared to $571 thousand in the second quarter of 2024.

ASSET QUALITY

Overview

Loans that were past due greater than 30 days and still accruing interest as a percentage of total loans were 0.24% on September 30, 2024, 0.24% on June 30, 2024, and 0.18% on September 30, 2023. Nonperforming assets (“NPAs”) as a percentage of total assets decreased to 0.41% on September 30, 2024, compared to 0.59% on June 30, 2024, and increased from 0.23% on September 30, 2023. Annualized net charge-offs as a percentage of total loans were 0.63% for the third quarter of 2024, 0.19% for the second quarter of 2024 and 0.03% for the third quarter of 2023. The allowance for credit losses on loans totaled $12.7 million, or 1.28% of total loans on September 30, 2024, $12.6 million, or 1.27% of total loans on June 30, 2024, and $8.9 million, or 0.93% of total loans on September 30, 2023 .

Past Due Loans

Loans past due greater than 30 days and still accruing interest totaled $2.4 million on September 30, 2024, $2.4 million on June 30, 2024, and $1.8 million on September 30, 2023. There were no loans greater than 90 days past due and still accruing on September 30, 2024 and June 30, 2024, compared to $370 thousand on September 30, 2023.

Nonperforming Assets

NPAs decreased to $6.0 million on September 30, 2024 from $8.5 million on June 30, 2024. NPA’s totaled $3.1 million on September 30, 2023. NPA’s represented 0.41%, 0.59%, and 0.23% of total assets, respectively. The NPAs were primarily comprised of commercial and industrial loans.

Net Charge-offs

Net charge-offs totaled $1.6 million for the third quarter of 2024, $482 thousand for the second quarter of 2024, and $83 thousand for the third quarter of 2023.

Provision for Credit Losses

The provision for credit losses totaled $1.7 million for the third quarter of 2024, $400 thousand for the second quarter of 2024, and $100 thousand in the third quarter of 2023. The provision in the third quarter of 2024 was comprised of a $1.7 million provision for credit losses on loans, a $5 thousand recovery of credit losses on held-to-maturity securities, and a $17 thousand recovery of credit losses on unfunded commitments.  The provision for credit losses on loans in the third quarter of 2024 was primarily attributable to increases in specific reserves on commercial and industrial loans and an increase in the general reserve component of the allowance for credit losses on loans related to an increase in projected losses, which resulted from a higher projected unemployment rate when compared to the prior quarterly period.

Allowance for Credit Losses on Loans

The allowance for credit losses on loans totaled $12.7 million on September 30, 2024, $12.6 million on June 30, 2024, and $8.9 million on September 30, 2023. During the third quarter of 2024, the specific reserve component of the allowance decreased by $373 thousand, while the general reserve component of the allowance increased by $524 thousand. Net charge-offs increased in the third quarter and were primarily comprised of commercial and industrial loans with specific reserves that were established in prior periods.

The following table provides the changes in the allowance for credit losses on loans for the three-month periods ended (dollars in thousands):

	Sept 30, 2024	Jun 30, 2024	Sept 30, 2023
Allowance for credit losses on loans, beginning of period	$12,553	$12,603	$8,858
Net charge-offs	(1,572)	(482)	(83)
Provision for credit losses on loans	1,723	432	121
Allowance for credit losses on loans, end of period	$12,704	$12,553	$8,896

 The allowance for credit losses on loans as a percentage of total loans totaled 1.28% on September 30, 2024, 1.27% on June 30, 2024, and 0.93% on September 30, 2023.

 Allowance for Credit Losses on Unfunded Commitments

The allowance for credit losses on unfunded commitments totaled $370 thousand on September 30, 2024, $387 thousand on June 30, 2024 and $189 on September 30, 2023. There was a $17 thousand recovery of credit losses on unfunded commitments in the third quarter of 2024, a $26 thousand recovery of credit losses on unfunded commitments in the second quarter of 2024, and an $8 thousand recovery of credit losses on unfunded commitments in the third quarter of 2023.

Allowance for Credit Losses on Securities

The allowance for credit losses on securities held-to-maturity (“HTM”) totaled $105 thousand on September 30, 2024, compared to $110 thousand on June 30, 2024, and $131 thousand on September 30, 2023. The recovery of credit losses on securities totaled $5 thousand for the third quarter of 2024, $7 thousand for the second quarter of 2024 and $12 thousand for the third quarter of 2023.

LIQUIDITY

Liquidity sources available to the Bank, including interest-bearing deposits in banks, unpledged securities available for sale, at fair value, unpledged securities held-to-maturity, at par, that were eligible to be pledged to the Federal Reserve Bank through its Bank Term Funding Program, and available lines of credit totaled $499.1 million on September 30, 2024, $533.3 million on June 30, 2024, and $532.1 million on September 30, 2023.

The Bank maintains liquidity to fund loan growth and to meet potential demand from deposit customers. The estimated amount of uninsured customer deposits totaled $400.1 million on September 30, 2024, $419.4 million on June 30, 2024, and $346.9 million on September 30, 2023. Excluding municipal deposits, the estimated amount of uninsured customer deposits totaled $322.6 million on September 30, 2024, $324.5 million on June 30, 2024, and $268.4 million on September 30, 2023.

BALANCE SHEET

Assets totaled $1.5 billion on September 30, 2024, which was a $6.8 million, or 2% (annualized), decrease from June 30, 2024, and an $84.8 million, or 6%, increase from September 30, 2023. The decrease in total assets from the second quarter of 2024 was primarily due to a $9.1 million decrease in cash and cash equivalents and a $2.2 million decrease in other assets, which was partially offset by a $4.6 million increase in loans, net of allowance for credit losses. Total assets increased from September 30, 2023 primarily from a $76.4 million increase in cash and cash equivalents and a $38.4 million increase in loans, net of the allowance for credit losses on loans, which were partially offset by a $28.5 million decrease in securities held to maturity.

On September 30, 2024, loans totaled $994.7 million, an increase of $4.7 million or 1.9% (annualized) from $990.0 million, on June 30, 2024. Quarterly average loans totaled $991.2 million, an increase of $9.2 million or 3.8% (annualized) from the second quarter of 2024. On September 30, 2024, loans increased $42.2 million, or 4%, from one year ago, and quarterly average loans increased $68.2 million, or 7%, when comparing the third quarter of 2024 to the same period in 2023.

On September 30, 2024, securities totaled $269.6 million, a decrease of $875 thousand from June 30, 2024, and a decrease of $30.7 million from September 30, 2023. AFS securities totaled $146.0 million on September 30, 2024, $144.8 million on June 30, 2024, and $148.2 million on September 30, 2023. On September 30, 2024, total net unrealized losses on the AFS securities portfolio were $17.3 million, a decrease of $4.6 million from total net unrealized losses on AFS securities of $21.9 million on June 30, 2024. HTM securities are carried at cost and totaled $121.5 million on September 30, 2024, $123.6 million on June 30, 2024, and $150.0 million on September 30, 2023, and had net unrealized losses of $7.8 million on September 30, 2024, a decrease of $3.6 million compared to the prior quarter.

On September 30, 2024, total deposits were $1.3 billion, a decrease of $12.5 million or approximately 4% (annualized) from June 30, 2024. Quarterly average deposits decreased from the second quarter of 2024 by $5.3 million or 2% (annualized). Total deposits increased $18.1 million or 1% from September 30, 2023, and quarterly average deposits for the third quarter of 2024 increased $31.2 million or 3% from the third quarter of 2023. Total deposits decreased from the prior quarter due to a $14.4 million decrease in noninterest-bearing deposits and a $1.3 million decrease in interest-bearing demand deposits, which were partially offset by a $3.1 million increase in time deposits.

On September 30, 2024 and June 30, 2024, other borrowings totaled $50.0 million and were comprised of funds borrowed from the Federal Reserve Bank through their Bank Term Funding Program. On September 30, 2024, other borrowings had a fixed interest rate of 4.76% and a maturity date of January 15, 2025. The Bank benefited from the borrowings with a reduction in interest rate risk and an increase in net interest income. There were no other borrowings on September 30, 2023.

The following table provides capital ratios at the periods ended:

	Sept 30, 2024	Jun 30, 2024	Sept 30, 2023
Total capital ratio (2)	14.29%	14.13%	14.80%
Tier 1 capital ratio (2)	13.04%	12.88%	13.86%
Common equity Tier 1 capital ratio (2)	13.04%	12.88%	13.86%
Leverage ratio (2)	9.23%	9.17%	9.96%
Common equity to total assets (3)	8.62%	8.23%	8.20%
Tangible common equity to tangible assets (1) (3)	8.43%	8.03%	8.00%

During the third quarter of 2024, the Company declared and paid cash dividends of $0.15 per common share, which was consistent with the second quarter of 2024 and the third quarter of 2023.

NON-GAAP FINANCIAL MEASURES

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that the Company’s management believes provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. The non-GAAP financial measures presented in this document include adjusted net income, adjusted basic and diluted earnings per share, adjusted return on average assets, adjusted return on average equity, pre-provision pre-tax earnings, adjusted pre-provision pre-tax earnings, fully taxable equivalent interest income, the net interest margin, the efficiency ratio, tangible book value per share, and tangible common equity to tangible assets.

The Company believes certain non-GAAP financial measures enhance the understanding of its business, performance and financial position. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is included at the end of this release.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank (the “Bank”), a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, three loan production offices, a customer service center in a retirement community, and thirty-three bank branch office locations located throughout the Shenandoah Valley, the Roanoke Valley, the central and south-central regions of Virginia, the city of Richmond, and in northern North Carolina. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. The Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expression. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. For details on factors that could affect expectations, future events, or results, see the risk factors and other cautionary language included in First National’s Annual Report on Form 10-K for the year ended December 31, 2023, and most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission (the “SEC”).

Additional risks and uncertainties may include, but are not limited to: (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, including due to the state of the economy or other competitive factors in the areas in which the parties operate, (2) disruption from the Merger of customer, supplier, employee or other business partner relationships, including diversion of management's attention from ongoing business operations and opportunities due to the Merger, (3) the possibility that the costs, fees, expenses and charges related to the Merger may be greater than anticipated, (4) reputational risk and the reaction of each of the parties’ customers, suppliers, employees or other business partners to the Merger, (5) the risks relating to the integration of Touchstone’s operations into the operations of First National, including the risk that such integration will be materially delayed or will be more costly or difficult than expected, (6) the risk of expansion into new geographic or product markets, (7) the dilution caused by First National’s issuance of additional shares of its common stock in the Merger, and (8) general competitive, economic, political and market conditions. All subsequent written and oral forward-looking statements concerning First National or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. First National does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Performance Summary

(in thousands, except share and per share data)

(unaudited)
	As of or For the Three Months Ended			As of or For the Nine Months Ended
	Sept 30, 2024	Jun 30, 2024	Sept 30, 2023	Sept 30, 2024	Sept 30, 2023
Income Statement
Interest and dividend income
Interest and fees on loans	$14,479	$14,004	$12,640	$41,967	$36,038
Interest on deposits in banks	1,538	1,579	338	4,405	1,441
Taxable interest on securities	1,091	1,134	1,323	3,449	3,968
Tax-exempt interest on securities	303	306	304	914	917
Dividends	33	32	26	98	81
Total interest and dividend income	$17,444	$17,055	$14,631	$50,833	$42,445
Interest expense
Interest on deposits	$4,958	$4,820	$3,810	$14,549	$9,428
Interest on subordinated debt	69	69	69	207	207
Interest on junior subordinated debt	68	66	69	202	203
Interest on other borrowings	600	606	—	1,782	3
Total interest expense	$5,695	$5,561	$3,948	$16,740	$9,841
Net interest income	$11,749	$11,494	$10,683	$34,093	$32,604
Provision for credit losses	1,700	400	100	3,100	200
Net interest income after provision for credit losses	$10,049	$11,094	$10,583	$30,993	$32,404
Noninterest income
Service charges on deposit accounts	$675	$612	$733	$1,941	$2,062
ATM and check card fees	934	809	976	2,513	2,624
Wealth management fees	952	879	811	2,714	2,336
Fees for other customer services	276	178	122	649	538
Brokered mortgage fees	92	32	38	162	73
Income from bank owned life insurance	191	149	175	491	459
Net gains on securities available for sale	39	—	—	39	—
Other operating income	44	27	198	1,427	623
Total noninterest income	$3,203	$2,686	$3,053	$9,936	$8,715
Noninterest expense
Salaries and employee benefits	$5,927	$5,839	$5,505	$17,637	$16,040
Occupancy	585	548	534	1,668	1,586
Equipment	726	691	598	2,008	1,756
Marketing	262	273	204	730	720
Supplies	123	115	128	354	423
Legal and professional fees	596	1,124	439	2,172	1,204
ATM and check card expense	394	368	440	1,123	1,265
FDIC assessment	195	203	161	575	479
Bank franchise tax	262	261	262	785	778
Data processing expense	290	163	266	699	720
Amortization expense	4	5	5	13	14
Other real estate owned expense (income), net	10	—	15	10	(201)
Net losses on disposal of premises and equipment	2	—	—	50	—
Other operating expense	1,083	1,069	1,227	3,181	3,358
Total noninterest expense	$10,459	$10,659	$9,784	$31,005	$28,142
Income before income taxes	$2,793	$3,121	$3,852	$9,924	$12,977
Income tax expense	545	679	731	2,025	2,502
Net income	$2,248	$2,442	$3,121	$7,899	$10,475

FIRST NATIONAL CORPORATION

Performance Summary

(in thousands, except share and per share data)

(unaudited)
	For the Three Months Ended			For the Nine Months Ended
	Sept 30, 2024	Jun 30, 2024	Sept 30, 2023	Sept 30, 2024	Sept 30, 2023
Common Share and Per Common Share Data
Earnings per common share, basic	$0.36	$0.39	$0.50	$1.26	$1.67
Adjusted earnings per common share, basic (1)	$0.39	0.48	0.50	$1.38	$1.67
Weighted average shares, basic	6,287,997	6,278,113	6,256,663	6,278,668	6,266,707
Earnings per common share, diluted	$0.36	$0.39	$0.50	$1.26	$1.67
Adjusted earnings per common share, diluted (1)	$0.39	0.48	0.50	$1.38	$1.67
Weighted average shares, diluted	6,303,282	6,289,405	6,271,351	6,291,775	6,276,502
Shares outstanding at period end	6,296,705	6,280,406	6,260,934	6,296,705	6,260,934
Tangible book value per share at period end (1)	$19.37	$18.59	$17.38	$19.37	$17.38
Cash dividends	$0.15	$0.15	$0.15	$0.45	$0.45

Key Performance Ratios
Return on average assets	0.62%	0.68%	0.91%	0.73%	1.03%
Adjusted return on average assets (1)	0.67%	0.84%	0.91%	0.80%	1.03%
Return on average equity	7.28%	8.31%	10.96%	8.84%	12.57%
Adjusted return on average equity (1)	7.93%	10.23%	10.96%	9.70%	12.57%
Net interest margin	3.43%	3.40%	3.35%	3.36%	3.44%
Efficiency ratio (1)	67.95%	70.65%	70.67%	68.05%	68.17%

Average Balances
Average assets	$1,449,185	$1,448,478	$1,355,113	$1,441,965	$1,360,154
Average earning assets	1,374,566	1,370,187	1,275,111	1,366,639	1,278,135
Average shareholders’ equity	122,802	118,255	112,987	119,303	111,460

Asset Quality
Loan charge-offs	$1,667	$521	$143	$2,601	$1,228
Loan recoveries	95	39	60	185	326
Net charge-offs	1,572	482	83	2,416	902
Non-accrual loans	5,929	8,549	3,116	5,929	3,116
Other real estate owned, net	56	—	—	56	—
Nonperforming assets (5)	5,985	8,549	3,116	5,985	3,116
Loans 30 to 89 days past due, accruing	2,358	2,399	1,395	2,358	1,395
Loans over 90 days past due, accruing	—	—	370	—	370
Special mention loans	516	1,380	—	516	—
Substandard loans, accruing	1,713	279	1,683	1,713	1,683

Capital Ratios (2)
Total capital	$148,477	$147,500	$146,163	$148,477	$146,163
Tier 1 capital	135,490	134,451	136,947	135,490	136,947
Common equity Tier 1 capital	135,490	134,451	136,947	135,490	136,947
Total capital to risk-weighted assets	14.29%	14.13%	14.80%	14.29%	14.80%
Tier 1 capital to risk-weighted assets	13.04%	12.88%	13.86%	13.04%	13.86%
Common equity Tier 1 capital to risk-weighted assets	13.04%	12.88%	13.86%	13.04%	13.86%
Leverage ratio	9.23%	9.17%	9.96%	9.23%	9.96%

FIRST NATIONAL CORPORATION

Performance Summary

(in thousands, except share and per share data)

(unaudited)
	For the Period Ended
	Sept 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sept 30, 2023
Balance Sheet
Cash and due from banks	$18,197	$16,729	$14,476	$17,194	$17,168
Interest-bearing deposits in banks	108,319	118,906	124,232	69,967	32,931
Cash and cash equivalents	$126,516	$135,635	$138,708	$87,161	$50,099
Securities available for sale, at fair value	146,013	144,816	147,675	152,857	148,175
Securities held to maturity, at amortized cost (net of allowance for credit losses)	121,425	123,497	125,825	148,244	149,948
Restricted securities, at cost	2,112	2,112	2,112	2,078	2,077
Loans, net of allowance for credit losses	982,016	977,423	960,371	957,456	943,603
Other real estate owned, net	56	—	—	—	—
Premises and equipment, net	22,960	22,205	21,993	22,142	21,363
Accrued interest receivable	4,794	4,916	4,978	4,655	4,502
Bank owned life insurance	24,992	24,802	24,652	24,902	24,734
Goodwill	3,030	3,030	3,030	3,030	3,030
Core deposit intangibles, net	104	108	113	117	122
Other assets	16,698	18,984	17,738	16,653	18,567
Total assets	$1,450,716	$1,457,528	$1,447,195	$1,419,295	$1,366,220

Noninterest-bearing demand deposits	$383,400	$397,770	$384,092	$379,208	$403,774
Savings and interest-bearing demand deposits	663,925	665,208	677,458	662,169	646,980
Time deposits	205,930	202,818	197,587	192,349	184,419
Total deposits	$1,253,255	$1,265,796	$1,259,137	$1,233,726	$1,235,173
Other borrowings	50,000	50,000	50,000	50,000	—
Subordinated debt, net	4,999	4,998	4,998	4,997	4,997
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	8,068	7,564	5,965	5,022	4,792
Total liabilities	$1,325,601	$1,337,637	$1,329,379	$1,303,024	$1,254,241

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,871	7,851	7,847	7,829	7,826
Surplus	33,409	33,116	33,021	32,950	32,840
Retained earnings	99,270	97,966	96,465	94,198	95,988
Accumulated other comprehensive (loss), net	(15,435)	(19,042)	(19,517)	(18,706)	(24,675)
Total shareholders’ equity	$125,115	$119,891	$117,816	$116,271	$111,979
Total liabilities and shareholders’ equity	$1,450,716	$1,457,528	$1,447,195	$1,419,295	$1,366,220

Loan Data
Mortgage real estate loans:
Construction and land development	$61,446	$60,919	$53,364	$52,680	$50,405
Secured by farmland	9,099	8,911	9,079	9,154	7,113
Secured by 1-4 family residential	351,004	346,976	347,014	344,369	340,773
Other real estate loans	440,648	440,857	436,006	438,118	426,065
Loans to farmers (except those secured by real estate)	633	349	332	455	667
Commercial and industrial loans (except those secured by real estate)	114,190	115,951	113,230	112,619	116,463
Consumer installment loans	5,396	5,068	4,808	4,753	4,596
Deposit overdrafts	253	365	251	222	368
All other loans	12,051	10,580	8,890	7,060	6,049
Total loans	$994,720	$989,976	$972,974	$969,430	$952,499
Allowance for credit losses	(12,704)	(12,553)	(12,603)	(11,974)	(8,896)
Loans, net	$982,016	$977,423	$960,371	$957,456	$943,603

FIRST NATIONAL CORPORATION

Non-GAAP Reconciliations

(in thousands, except share and per share data)

(unaudited)
	For the Three Months Ended			For the Nine Months Ended
	Sept 30, 2024	Jun 30, 2024	Sept 30, 2023	Sept 30, 2024	Sept 30, 2023
Adjusted Net Income
Net income (GAAP)	$2,248	$2,442	$3,121	$7,899	$10,475
Add: Merger-related expenses	219	571	—	790	—
Subtract: Tax effect of adjustment (4)	(19)	(5)	—	(24)	—
Adjusted net income (non-GAAP)	$2,448	$3,008	$3,121	$8,665	$10,475

Adjusted Earnings Per Share, Basic
Weighted average shares, basic	6,287,997	6,278,113	6,256,663	6,278,668	6,266,707
Basic earnings per share (GAAP)	$0.36	$0.39	$0.50	$1.26	$1.67
Adjusted earnings per share, basic (non-GAAP)	$0.39	$0.48	$0.50	$1.38	$1.67

Adjusted Earnings Per Share, Diluted
Weighted average shares, diluted	6,303,282	6,289,405	6,271,351	6,291,775	6,276,502
Diluted earnings per share (GAAP)	$0.36	$0.39	$0.50	$1.26	$1.67
Adjusted diluted earnings per share (non-GAAP)	$0.39	$0.48	$0.50	$1.38	$1.67

Adjusted Pre-Provision, Pre-Tax Earnings
Net interest income	$11,749	$11,494	$10,683	$34,093	$32,604
Total noninterest income	3,203	2,686	3,053	9,936	8,715
Net revenue	$14,952	$14,180	$13,736	$44,029	$41,319
Total noninterest expense	10,459	10,659	9,784	31,005	28,142
Pre-provision, pre-tax earnings	$4,493	$3,521	$3,952	$13,024	$13,177
Add: Merger expenses	219	571	-	790	-
Adjusted pre-provision, pre-tax, earnings	$4,712	$4,092	$3,952	$13,814	$13,177

Adjusted Performance Ratios
Average assets	$1,449,264	$1,448,478	$1,355,178	$1,441,996	$1,360,154
Return on average assets (GAAP)	0.62%	0.68%	0.91%	0.73%	1.03%
Adjusted return on average assets (non-GAAP)	0.67%	0.84%	0.91%	0.80%	1.03%

Average shareholders’ equity	$122,802	$118,255	112,987	$119,303	$111,460
Return on average equity (GAAP)	7.28%	8.31%	10.96%	8.87%	12.57%
Adjusted return on average equity (non-GAAP)	7.93%	10.23%	10.96%	9.70%	12.57%

Pre-provision, pre-tax return on average assets	1.23%	0.98%	1.16%	1.21%	1.30%
Adjusted pre-provision, pre-tax return on average assets	1.29%	1.14%	1.16%	1.28%	1.30%

Net Interest Margin
Tax-equivalent net interest income	$11,842	$11,587	$10,764	$34,360	$32,848
Average earning assets	1,374,566	1,370,187	1,275,111	1,366,639	1,278,136
Net interest margin (1)	3.43%	3.40%	3.35%	3.36%	3.44%

(unaudited)
	For the Three Months Ended			For the Nine Months Ended
	Sept 30, 2024	Jun 30, 2024	Sept 30, 2023	Sept 30, 2024	Sept 30, 2023
Efficiency Ratio
Total noninterest expense	$10,459	$10,659	$9,784	$31,005	$28,142
Add: other real estate owned income, net	(10)	—	(15)	(10)	201
Subtract: amortization of intangibles	(4)	(4)	(5)	(13)	(14)
Subtract: loss on disposal of premises and equipment, net	(2)	—	—	(50)	—
Subtract: merger expenses	(219)	(571)	—	(790)	—
Subtotal	$10,224	$10,084	$9,764	$30,142	$28,329
Tax-equivalent net interest income	$11,842	$11,587	$10,764	$34,360	$32,848
Total noninterest income	3,203	2,686	3,053	9,936	8,715
Subtotal	$15,045	$14,273	$13,817	$44,296	$41,563

Efficiency ratio (1)	67.95%	70.65%	70.67%	68.05%	68.16%

FIRST NATIONAL CORPORATION

Non-GAAP Reconciliations

(in thousands, except share and per share data)

(unaudited)
	For the Three Months Ended			For the Nine Months Ended
	Sept 30, 2024	Jun 30, 2024	Sept 30, 2023	Sept 30, 2024	Sept 30, 2023
Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$14,479	$14,004	$12,640	$41,967	$36,038
Interest income – investments and other	2,965	3,051	1,991	8,866	6,407
Interest expense – deposits	(4,958)	(4,820)	(3,810)	(14,549)	(9,428)
Interest expense – subordinated debt	(69)	(69)	(69)	(207)	(207)
Interest expense – junior subordinated debt	(68)	(66)	(69)	(202)	(203)
Interest expense – other borrowings	(600)	(606)	-	(1,782)	(3)
Net interest income	$11,749	$11,494	$10,683	$34,093	$32,604
Non-GAAP measures:
Add: Tax benefit realized on non-taxable interest income – loans (4)	$13	$12	$—	$25	$—
Add: Tax benefit realized on non-taxable interest income – municipal securities (4)	80	81	81	242	244
Tax benefit realized on non-taxable interest income	$93	$93	$81	$267	$244
Tax-equivalent net interest income (1)	$11,842	$11,587	$10,764	$34,360	$32,848

Tangible Common Equity and Tangible Assets
Total assets (GAAP)	$1,450,716	$1,457,528	$1,366,220	$1,451,032	$1,366,220
Subtract: goodwill	(3,030)	(3,030)	(3,030)	(3,030)	(3,030)
Subtract: core deposit intangibles, net	(104)	(108)	(122)	(104)	(122)
Tangible assets (Non-GAAP)	$1,447,582	$1,454,390	$1,363,068	$1,447,898	$1,363,068

Total shareholders’ equity (GAAP)	$125,115	$119,891	$111,979	$125,115	$111,979
Subtract: goodwill	(3,030)	(3,030)	(3,030)	(3,030)	(3,030)
Subtract: core deposit intangibles, net	(104)	(108)	(122)	(104)	(122)
Tangible common equity (Non-GAAP)	$121,981	$116,753	$108,827	$121,981	$108,827

Tangible common equity to tangible assets ratio	8.43%	8.03%	8.00%	8.43%	8.00%

Tangible Book Value Per Share
Tangible common equity	$121,981	$116,753	$108,827	$121,981	$108,827
Common shares outstanding, ending	6,296,705	6,280,406	6,260,934	6,296,705	6,260,934
Tangible book value per share (1)	$19.37	$18.59	$17.38	$19.37	$17.38

(1) Non-GAAP financial measure.  See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliations” for additional information and detailed calculations of adjustments.

(2) Capital ratios are for First Bank.

(3) Capital ratios presented are for First National Corporation.

(4)  The tax rate utilized in calculating the tax benefit is 21%. Certain merger-related expenses were non-deductible.

(5) Nonperforming assets are comprised of nonaccrual loans and other real estate owned.